UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 19, 2006
WCA WASTE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-50808 (Commission File Number)	20-0829917 (I.R.S. Employer Identification No.)

One Riverway, Suite 1400
Houston, Texas (Address of principal executive offices)	77056 (Zip Code)
Registrant’s telephone number, including area code: (713) 292-2400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     WCA Waste Corporation is filing this Report to provide updates of its business description and risk factors, as set forth below in this Item 8.01, which reflects recent changes and developments. As used in this Form 8-K, except as otherwise stated or required by the context, references to “WCA,” “the Company,” “we,” “us,” “our” and similar terms refer to WCA Waste Corporation and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this Report reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described in “Risk Factors” below. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this Report. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this Report or currently unknown facts or conditions or the occurrence of unanticipated events.

BUSINESS
Introduction
      We are a leading vertically integrated, non-hazardous solid waste management company providing collection, transfer, recycling and disposal services to approximately 203,000 residential, commercial and industrial customers, primarily in the south and central regions of the United States. We provide our services through a diversified network of assets that includes 24 collection operations, 21 transfer stations, 12 construction and demolition (C&D) debris landfills and eight municipal solid waste (MSW) landfills. We collect waste from residences, commercial establishments, industrial facilities and construction sites, and dispose of that waste, to the extent that it is economically beneficial, in our own landfills (referred to as internalization). We believe that our internalization rate of 78%, which is among the highest of the publicly traded waste companies, represents a significant advantage over our competitors.
      We were founded in 2000 and have grown through a combination of stable organic growth in our existing markets and disciplined strategic acquisitions. Since our founding, we have successfully integrated over 70 collection operations, transfer stations and landfills, which were acquired in a total of 26 transactions. These acquisitions have enabled us to further vertically integrate our operations and thereby internalize a greater percentage of the waste that we collect. By securing and controlling the solid waste stream from collection through disposal, we are able to achieve higher operating margins and stronger operating cash flow than if we were required to dispose of waste in a third party’s disposal facility.
Industry Overview
      The non-hazardous solid waste services industry includes the collection, transfer, disposal and recycling of solid waste. According to industry sources, collection, transfer and other functions, disposal and recycling accounted for approximately 67%, 17%, 13% and 3% of industry revenue, respectively. The United States solid waste industry generates approximately $46.5 billion in annual revenue and has generally experienced stable long-term growth, driven primarily by population growth and economic activity. According to industry sources, the volume of solid waste generated in the United States has grown from 335 million tons in 1995 to 507 million tons in 2005, representing a compound annual growth rate of approximately 4.2%. Because solid waste disposal is an essential service, the solid waste services industry is generally less sensitive to the economic cycle than other industries.
      The non-hazardous solid waste industry provides the following primary services:

•	Collection. Collection involves collecting waste from residences, commercial establishments, industrial facilities and C&D sites, and transporting it to a transfer station or landfill. Revenue is generated through fees charged to customers for collection services, often under annual or multi-year contracts.

•	Transfer. A transfer station is a facility where solid waste that has been collected by third-party companies, municipalities or WCA vehicles is received, processed, consolidated and then transported by large-capacity transfer vehicles to disposal sites. Revenue is generated through “tipping fees” charged to third party waste haulers that deliver such solid waste. When our transfer stations receive volume from our own collection operations, we do not pay tipping fees that otherwise would have been paid to a third party transfer station.

•	Landfill Disposal. Landfills are the main depository for solid waste in the United States. Revenue is generated through tipping fees charged to waste haulers that deliver such solid waste. When our landfills receive volume from our own collection operation, we do not pay tipping fees that otherwise would have been paid to a third party disposal facility. Waste haulers who dispose of waste in their own landfills have significant cost advantage, particularly if the landfill is in close proximity to the source of solid waste.

      During the past three decades, our industry has experienced periods of substantial consolidation activity, although we believe that the industry remains highly fragmented. We believe that there are two factors that have had a substantial impact on the trend toward consolidation, including (i) stringent industry regulations that have caused operating and capital costs to rise and (ii) the benefits of economies of scale derived from vertically integrating operations and by utilizing facility, asset and management infrastructure over larger waste volumes.
Our Acquisition Growth Strategy

Vertical Integration And Internalization
      Vertical integration is a core element of our operating strategy because it allows us to manage the waste stream from the point of collection through disposal, thereby maximizing the rate of waste internalization, increasing our operating margins and improving our operating cash flows. All collected waste must ultimately be processed or disposed of, with landfills being the main depository for such waste. Generally, to be most efficient, collection services should occur within a 35-mile operating radius from the disposal site (up to 100 miles if a transfer station is used). Collection companies that do not own a landfill within such range from their collection routes will usually have to dispose of the waste they collect in landfills owned by third parties. As of March 31, 2006, we owned 20 landfills throughout the regions we serve, which provides substantial operating leverage and positions us to maintain relatively high levels of internalization within our existing markets.
      For each of the years ended December 31, 2005 and 2004, we were able to internalize approximately 78% of the total volume of waste we collected.

Acquisition Strategy
      Our acquisition strategy targets operations that we believe will benefit from our core operating strategy of maximizing the internalization of waste. We intend to continue pursuing attractively priced acquisition candidates that will enable us to expand our operations in market areas we already serve (“tuck-in” acquisitions) and gain entry into new markets where we do not currently have a presence (“strategic” acquisitions). Please read “— Acquisition History After Our Initial Public Offering” below for more information. We focus our strategic acquisitions on markets where there is a strong opportunity for us to acquire significant market share and steady projected economic or population growth.
      Since ownership of landfills is essential for internalization of waste, we look for opportunities to enter a new market by acquiring or managing a permitted landfill operation in that market. However, while we generally prefer to use a landfill acquisition as our entry into a new market, we, nevertheless, may acquire a collection operation in a new market first if we believe we will be able to acquire a permitted landfill operation in that market within a relatively short time after acquiring the collection operation.
      Once we establish a presence in a new market, we intend to expand our presence by “tuck-in” acquisitions; that is, by acquiring companies that also operate in that market or in adjacent markets, especially collection companies and transfer stations that allow us to increase internalization of waste into landfills that we own or operate. Effective “tuck-in” acquisitions allow growth in revenue and an increase in market share and enable integration and consolidation of duplicative facilities and functions to maximize cost efficiencies and economies of scale.
      We have generally targeted markets in the south and central regions of the United States because we believe that they: (i) are served by a large number of independent non-hazardous solid waste operations, many of which we believe may be suitable for acquisition by us; (ii) generally experience less seasonal fluctuation in the demand for solid waste services than other regions; and (iii) are projected to have steady economic and population growth rates.

      In executing our acquisition strategy, we believe that the following characteristics make us an attractive partner to independent solid waste companies in our target area and enable us to continue our acquisition-based growth strategy:

•	Our management is extremely experienced in the waste industry and in making waste company acquisitions. Our co-founder and chairman of the board and chief executive officer, Tom J. Fatjo, Jr., has over 40 years of experience in the solid waste industry, beginning with Browning-Ferris Industries, Inc., or BFI, which he founded in 1966. Our other co-founder, president and chief operating officer, Jerome M. Kruszka, has over 35 years of experience in the solid waste management industry, beginning with Waste Management, Inc. and its affiliates, where he held a number of managerial positions during his tenure there. Both Mr. Fatjo, Jr. and Mr. Kruszka have overseen the acquisition and integration of several hundred solid waste operations during their careers in the industry. Additionally, our other senior executive officers, Charles A. Casalinova and Tom J. Fatjo, III, and our five regional managers have an average of approximately 20 years of experience in the industry, in each case involving substantial experience acquiring and integrating waste management assets and operations.

•	Based on industry sources, we believe approximately 25% of the estimated $46.5 billion in annual revenue for the solid waste industry is generated by privately-owned companies and public companies other than the three largest public waste companies. While many of these operations may represent attractive acquisition candidates to a company of our size, many are too small to make any material impact on the revenue of the large companies in our industry and are thus less attractive to these companies. Accordingly, we believe that we have more opportunity for growth, when calculated as a percentage of revenue, through acquisitions than companies larger than us.
Acquisition History After Our Initial Public Offering
      In June 2004, we completed an initial public offering of our common stock. We also maintain a credit facility which includes both term loans and revolving credit with a banking group. These financing activities enabled us to acquire the following operations from June 2004 through March 1, 2006:

•	In July 2004, we purchased Texas Environmental Waste, a residential and roll-off collection company in Houston, Texas.

•	In August 2004, we purchased Ashley Trash Service, a residential collection operation in Seymour, Missouri, and Power Waste, a roll-off collection operation in Birmingham, Alabama.

•	In September 2004, we acquired Blount Recycling and other related companies, which included a C&D landfill and roll-off collection operation in Trafford, Alabama, a transfer station and roll-off collection operation in Huntsville, Alabama, a transfer station in Midfield, Alabama, and a hauling operation in Tuscaloosa, Alabama.

•	In September 2004, we acquired Translift, Inc., a commercial and roll-off collection company in Little Rock, Arkansas.

•	In November 2004, we acquired Rural Disposal, Inc., a residential, commercial and roll-off collection company in Willow Springs, Missouri.

•	In November 2004, we purchased Trash Away, Inc., which consisted of a transfer station and a material recovery facility (MRF), commercial, residential and roll-off collection company, and a portable toilet operation in Piedmont, South Carolina.

•	In January 2005, we acquired Eagle Ridge MSW landfill located approximately 45 miles northwest of St. Louis near Bowling Green, Missouri.

•	In April 2005, we acquired certain assets from MRR Southern consisting of two C&D landfills, two transfer stations and two MRFs in High Point and Raleigh, North Carolina.

•	In May 2005, we completed two “tuck-in” acquisitions by acquiring Triad Waste and Triangle Environmental, roll-off collection companies in High Point and Raleigh, North Carolina. We also purchased Foster Ferguson, a residential and commercial collection operation in El Dorado Springs, Missouri, and Proper Disposal, a commercial and roll-off collection operation in Chanute, Kansas.

•	In October 2005, we acquired Ft. Meade landfill, a C&D landfill in Ft. Meade, Florida, from Waste Corporation of Central Florida, Inc, a subsidiary of Waste Corporation of America LLC.

•	In October 2005, we acquired certain assets from Meyer & Gabbert, which consisted of one C&D landfill, three transfer stations and a roll-off collection operation in the Sarasota/ Arcadia, Florida market area.

•	In October 2005, we purchased Andy’s Hauling, a roll-off collection operation in Sarasota, Florida, and Pendergrass, a commercial and residential collection operation in Springfield, Missouri.

•	In February 2006, we acquired Transit Waste LLC consisting of one MSW landfill located near Durango, Colorado and a commercial, residential and roll-off collection operation in Bloomfield, New Mexico from Waste Corporation of America LLC.
      Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Executive Overview — Acquisition Strategy Overview” in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 for more information regarding each of the completed acquisitions.
      We have integrated all of our completed acquisitions to date into our existing operations. However, it may take up to a year to fully realize operating synergies.
Our Operations
      Our operations consist of the collection, transfer, processing and disposal of construction and demolition debris and industrial and municipal solid waste. Our revenue mix for the year ended December 31, 2005 and the three months ended March 31, 2006 is shown in the table below (dollars in thousands):

			Three Months
	Year Ended		Ended
	December 31,		March 31,
	2005		2006

	$	%	$	%

Collection	$69,786	61.1%	$19,844	57.2%
Disposal, net	30,602	26.8%	9,041	26.1%
Transfer and other, net	13,755	12.1%	5,795	16.7%

Total revenue	$114,143	100.0%	$34,680	100.0%

      We have a broad and diverse customer base; no single customer accounted for more than 2% of our revenue for the years ended December 31, 2005 or 2004. Please read note 12 to our annual consolidated financial statements for the fiscal year ended December 31, 2005 for certain geographic information relating to our operations.

Collection Services
      As of March 31, 2006, we provided construction and demolition debris and industrial and municipal solid waste collection services to approximately 203,000 industrial, commercial and residential customers in 11 states through 24 collection operations. In 2005, our collection revenue consisted of approximately 53% from services provided to industrial customers, 20% from services provided to commercial customers and 27% from services provided to residential customers.
      In our commercial collection operations, we supply our customers with waste containers of various types and sizes. These containers are designed so that they can be lifted mechanically and emptied into a collection truck to be transported to a disposal facility. By using these containers, we can service most of our commercial customers with trucks operated by a single employee. Commercial collection services are generally performed under service agreements with a duration of one to five years with possible renewal options. Fees are generally determined by such considerations as individual market factors, collection frequency, the type of equipment we furnish, the type and volume or weight of the waste to be collected, the distance to the disposal facility and the cost of disposal.
      Residential solid waste collection services often are performed under contracts with municipalities, which we generally secure by competitive bid and which give us exclusive rights to service all or a portion of the homes in these municipalities. These contracts usually range in duration from one to five years with possible renewal options. Residential solid waste collection services may also be performed on a subscription basis, in which individual households or homeowners’ or similar associations contract directly with us. The fees received for subscription residential collection are based primarily on market factors, frequency and type of service, the distance to the disposal facility and the cost of disposal.
      Additionally, we rent waste containers and provide collection services to construction, demolition and industrial sites on a contractual basis. We load the containers onto our vehicles and transport them with the waste to either a landfill or a transfer station for disposal. We refer to this as “roll-off” collection.

Transfer and Disposal Services
      Landfills are the main depository for solid waste in the United States. Solid waste landfills are built and operated under stringent regulations. Currently, solid waste landfills in the United States must be designed, permitted, operated, closed and maintained after closure in compliance with federal, state and local regulations pursuant to Subtitle D of the Resource Conservation and Recovery Act of 1976, as amended. Operating a solid waste landfill includes excavating, constructing liners, continually spreading and compacting waste and covering waste with earth or other inert material as required, final capping, closure and post-closure. The objectives of these operations are to maintain sanitary conditions, to ensure the best possible use of the airspace and to prepare the site so that it can ultimately be used for other purposes.
      Access to a disposal facility is a necessity for all solid waste management companies. While access to disposal facilities owned or operated by third parties can be obtained, we believe it is preferable to internalize the waste streams. When we internalize waste we collect, we pay ourselves instead of a third party landfill operator and generally are able to realize higher operating margins and stronger operating cash flows.
      In markets where we have collection operations that may be too far from our nearest landfill to economically haul the waste we collect directly to our nearest landfill, we pursue the use of transfer stations to effectively extend the distance from our own landfills that such collection operations can economically operate without having to utilize the disposal facilities of a third party. A transfer station is a facility located near residential and commercial collection routes where collection trucks take the solid waste that has been collected. The waste is unloaded from the collection trucks and reloaded onto larger transfer trucks for transportation to a landfill for final disposal. In addition to increasing our ability to internalize the waste our collection operations collect, using transfer stations reduces the costs associated with transporting waste to final disposal sites because the trucks we use for transfer have a larger capacity than collection trucks, thus allowing more waste to be transported to the disposal facility in each trip. It also increases the efficiency of our collection personnel and equipment because it allows them to focus more on collection. The following table reflects the number of transfer stations/ MRFs we owned and operated by state as of December 31, 2005 and 2004. Additionally, as of December 31, 2005 and 2004, we operated but did not own two other transfer stations, one in Arkansas and one in Missouri.

	2005	2004

Alabama	2	2
Arkansas	1	1
Florida	3	—
Missouri	7	7
North Carolina	3	—
South Carolina	1	1
Texas	2	—

Total	19	11

      The fees charged at these facilities are based on market factors, as well as the type and weight or volume of solid waste deposited and the type and size of the vehicles used in the transportation of the waste. The fees charged to third parties who deposit waste at our transfer stations are generally based on the type and volume or weight of the waste transferred and the distance to the disposal site.

Landfills
      As of March 31, 2006, we owned 20 non-hazardous solid waste landfills in ten states, two of which, though fully permitted, have not yet commenced operations. Additionally, we hold certain prepaid disposal rights at landfills in Texas, Oklahoma and Arkansas owned and operated by other parties. The following table sets forth certain information as of March 31, 2006 for each of our landfills.

				Probable		Remaining		Total
			Permitted	Expansion	Total	Permitted		Remaining
			Capacity	Capacity(1)	Capacity(2)	Life(3)		Life(2)(3)
Landfill	Location	Permitted Waste	(Cu. Yds)	(Cu. Yds)	(Cu. Yds)	(Years)		(Years)

Oak Grove	Arcadia, KS	MSW	6,979,861	24,524,000	31,503,861	34.6		156.2
Black Oak	Hartville, MO	MSW	7,704,747	0	7,704,747	16.6		16.6
Central Missouri	Sedalia, MO	MSW	6,360,114	1,500,000	7,860,114	38.4		47.5
Eagle Ridge	Bowling Green, MO	MSW	3,523,063	16,335,000	19,858,063	18.2		102.8
Rolling Meadows	Hazen, AR	MSW	4,872,744	9,800,000	14,672,744	37.1		111.6
Union County	El Dorado, AR	MSW	4,177,347	496,100	4,673,447	24.3		27.2
Bondad	Durango, CO	MSW	3,171,209	739,231	3,910,440	37.6		46.4
Darrel Dickey(4)	Houston, TX	MSW	5,239,003	0	5,239,003	N/A	(4)	N/A	(4)
Hardy Road	Houston, TX	C&D	7,351,974	0	7,351,974	14.4		14.4
Greenbelt	Houston, TX	C&D	6,451,087	1,400,000	7,851,087	16.0		19.5
Ralston Road	Houston, TX	C&D	1,278,534	1,325,087	2,603,621	4.2		8.5
Applerock(4)	Houston, TX	C&D	8,750,000	0	8,750,000	N/A	(4)	N/A	(4)
Shiloh	Travelers Rest, SC	C&D	1,967,847	0	1,967,847	12.8		12.8
Yarnell	Knoxville, TN	C&D	911,513	469,729	1,381,242	9.1		13.8
Blount	Trafford, AL	C&D	5,163,135	0	5,163,135	26.3		26.3
Fines	Alpine, AL	C&D/Industrial	1,199,748	613,067	1,812,815	9.0		13.6
High Point	High Point, NC	C&D	4,459,942	0	4,459,942	27.1		27.1
Raleigh	Raleigh, NC	C&D	7,835,006	6,612,722	14,447,728	32.1		59.3
DeSoto	Arcadia, FL	C&D	7,125,273	14,904,750	22,030,023	11.5		35.4
Fort Meade	Ft Meade, FL	C&D	253,855	8,135,703	8,389,558	0.7	(5)	22.6

Total			94,776,002	86,855,389	181,631,391	20.6		42.3

(1)	Probable expansion capacity includes possible expansion capacity that we believe, based on industry practice and our experience, is likely to be permitted. The criteria we use to determine if permit expansion is probable include, but are not limited to whether: (i) we believe that the project has fatal flaws; (ii) the land is owned or controlled by us, or under option agreement; (iii) we have committed to the expansion; (iv) financial analysis has been completed, and the results indicate that the expansion has the prospect of a positive financial and operational impact; (v) personnel are actively working to obtain land use, local, and state approvals for an expansion of an existing landfill; (vi) we believe the permit is likely to be received; and (vii) we believe that the timeframe to complete the permitting is reasonable. Please read notes 1 and 2 to our consolidated financial statements for the fiscal year ended December 31, 2005 for information regarding our landfill accounting and use of estimates.

(2)	Includes expansions that we classify as “probable.” Please read notes 1 and 2 to our consolidated financial statements for the fiscal year ended December 31, 2005 for information regarding our landfill accounting and use of estimates.

(3)	Based on current and estimated future disposal volumes.

(4)	Fully permitted but has not yet commenced operations, and therefore remaining permitted life and total remaining life cannot be calculated.

(5)	The remaining permitted life for our Fort Meade landfill is based on the remaining life of the currently permitted airspace at projected volumes. An additional permit has been submitted, cell construction has been completed, and management anticipates approval during the third quarter of 2006. This expansion is expected to provide in excess of one year of life. A further expansion permit will be submitted in the third quarter of 2006 with approval expected by the first quarter of 2007, and is expected to provide in excess of two additional years of airspace.
      As indicated in the table above, as of March 31, 2006, eight of our landfills were permitted to accept municipal solid waste. The remaining 12 landfills were permitted to accept non-hazardous dry construction and demolition debris, which generally includes bricks, boards, metal, concrete, wall board and similar materials. All of our landfills accept waste from municipalities, private sector waste collection companies and the general public.
      Based on remaining permitted capacity (including probable expansions) as of March 31, 2006 and projected annual disposal volumes, the average remaining landfill life of our 18 operating landfills at March 31, 2006 was approximately 42.3 years. Some of our landfills have the potential for expanded disposal capacity beyond their currently permitted limits. We monitor the availability of permitted disposal capacity at each of our landfills on an ongoing basis and evaluate whether to pursue an expansion at a given landfill. In making this determination with respect to a particular landfill, we consider a number of factors, including the estimated future volume of waste to be disposed of at the landfill, the estimated future prices for disposal of waste at the landfill, the amount of unpermitted acreage included in the landfill, the likelihood that we will be able to obtain the required approvals and permits for expansion and the costs of developing the additional capacity. Please read notes 1 and 2 to our consolidated financial statements for the fiscal year ended December 31, 2005 for information regarding our landfill accounting and use of estimates. We also regularly consider whether it is advisable, in light of changing market conditions and/or regulatory requirements, to seek to expand or change the permitted waste streams or to seek other permit modifications.
      We are currently seeking to expand permitted capacity at several of our landfills for which we consider expansions to be probable. These or other future expansions may not be permitted as designed and the average remaining landfill life of our 18 operating landfills as of March 31, 2006 may not be approximately 42.3 years when considering remaining permitted capacity, probable expansion capacity and projected annual disposal volume.

Available Airspace
      The following table reflects airspace activity for landfills owned or operated by us for the years ended December 31, 2005, 2004 and 2003. The table does not include airspace activity for the landfill acquired after December 31, 2005 as discussed in “— Acquisition History After Our Initial Public Offering” above.

						Changes in
	Balance as of	New	Landfills			Engineering	Balance as of
	December 31,	Expansions	Acquired, Net	Permits	Airspace	Estimates	December 31,
	2004	Undertaken	of Divestiture	Granted	Consumed	and Design	2005

Permitted Airspace:
Cubic yards (in thousands)	73,109	—	23,923	—	(3,854)	(595)	92,583
Number of sites	14	—	5	—	—	—	19
Expansion airspace:
Cubic yards (in thousands)	39,986	—	46,138	—	—	142	86,266
Number of sites	8	—	4	—	—	—	12

Total available airspace:
Cubic yards (in thousands)	113,095	—	70,061	—	(3,854)	(453)	178,849

Number of sites	14		5				19

						Changes in
	Balance as of	New	Landfills			Engineering	Balance as of
	December 31,	Expansions	Acquired, Net	Permits	Airspace	Estimates	December 31,
	2003	Undertaken	of Divestiture	Granted	Consumed	and Design	2004

Permitted Airspace:
Cubic yards (in thousands)	56,863	—	5,400	15,075	(2,623)	(1,606)	73,109
Number of sites	13	—	1	—	—	—	14
Expansion airspace:
Cubic yards (in thousands)	20,669	28,170	—	(15,075)	—	6,222	39,986
Number of sites	5	5	—	(2)	—	—	8

Total available airspace:
Cubic yards (in thousands)	77,532	28,170	5,400	—	(2,623)	4,616	113,095

Number of sites	13		1				14

						Changes in
	Balance as of	New	Landfills			Engineering	Balance as of
	December 31,	Expansions	Acquired, Net	Permits	Airspace	Estimates	December 31,
	2002	Undertaken	of Divestiture	Granted	Consumed	and Design	2003

Permitted Airspace:
Cubic yards (in thousands)	44,125	—	8,750	6,289	(2,301)	—	56,863
Number of sites	12	—	1	—	—	—	13
Expansion airspace:
Cubic yards (in thousands)	22,958	4,000	—	(6,289)	—	—	20,669
Number of sites	5	1	—	(1)	—	—	5

Total available airspace:
Cubic yards (in thousands)	67,083	4,000	8,750	—	(2,301)	—	77,532

Number of sites	12		1				13

Risk Management, Insurance and Financial Assurances
      Our environmental risk management program includes evaluating existing facilities and potential acquisitions for environmental compliance. We do not presently expect environmental compliance costs to increase materially above current levels, but we cannot predict whether recent and future acquisitions will cause such costs to increase. We also maintain a worker safety program that encourages safe practices in the workplace. Operating practices at all of our facilities emphasize minimizing the possibility of environmental contamination and liability.
      The nature of our business exposes us to the risk of liabilities arising out of our operations, including possible damages to the environment. Such potential liabilities could involve, for example: (i) claims for remediation costs, personal injury, property damage and damage to the environment in cases where we may be held responsible for the escape of harmful materials; (ii) claims of employees, customers or third parties for personal injury or property damage occurring in the course of our operations; or (iii) claims alleging negligence in the planning or performance of work. We could also be subject to fines and civil and criminal penalties in connection with alleged violations of regulatory requirements. Because of the nature and scope of the possible environmental damages, liabilities imposed in environmental litigation can be significant. Our solid waste operations have third party environmental liability insurance with limits in excess of those required by permit regulations, subject to certain limitations and exclusions, which we believe are customary in the industry. However, the limits of such environmental liability insurance may be inadequate in the event of a major loss. Further, we may be unable to continue to carry excess environmental liability insurance should market conditions in the insurance industry make such coverage prohibitively expensive.
      We have property insurance, general liability, automobile physical damage and liability, employment practices liability, pollution liability, directors and officers liability, fiduciary liability, workers’ compensation and employer’s liability coverage, as well as umbrella liability policies to provide excess coverage over the underlying limits contained in our primary general liability, automobile liability and employer’s liability policies. Each of our insurance policies contains a per occurrence or per loss deductible for which we are responsible. Our deductibles range from $5,000 per loss under our property insurance coverage to $100,000 for general liability and $250,000 per occurrence or loss under our automobile liability and workers’ compensation and employer’s liability coverages. In addition, we have a $500,000 per loss deductible under our pollution liability coverage. Accordingly, we are effectively self-insured for these amounts with respect to claims covered by our insurance policies, as well as with respect to amounts that exceed our policy limits (including our umbrella policy limits, where applicable). In the future, we may be exposed to uninsured liabilities which could have a material adverse effect on our financial condition, results of operations or cash flows. Please read note 13(e) to our consolidated financial statements for the fiscal year ended December 31, 2005.
      In the normal course of business, we are required to post performance bonds, insurance policies, letters of credit and/or cash deposits in connection with the performance of municipal residential collection contracts, the operation, closure or post-closure of landfills, certain environmental permits and certain business licenses and permits. Bonds issued by surety companies operate as a financial guarantee of our performance. We have satisfied financial responsibility requirements by obtaining bank letters of credit, insurance policies, performance bonds or making cash deposits. As of December 31, 2005, we had obtained performance bonds in an aggregate amount of approximately $32.8 million and letters of credit in an aggregate amount of approximately $8.2 million, supporting performance of landfill closure and post-closure requirements, insurance contracts, municipal contracts and other financial assurance obligations. If in the future we are unable to obtain such instruments in sufficient amounts or at acceptable rates, we could be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill or transfer station operating permits. Please read “Risk Factors — Risks Relating To Our Business — We may be unable to obtain financial assurances necessary for our operations, which could result in the closure of landfills or the termination of collection contracts.”
Competition
      The solid waste collection and disposal industry is highly competitive and fragmented and requires substantial labor and capital resources. The industry presently includes three large, publicly-held, national waste companies, Waste Management, Inc., Allied Waste Industries, Inc., and Republic Services, Inc., as well as other public and privately-held waste companies. These three companies account for approximately 57% of the estimated $46.5 billion of annual revenue generated by the industry. Certain of the markets in which we compete or will likely compete are served by one or more of these companies, as well as by numerous privately-held regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill in their markets. We also compete with operators of alternative disposal facilities and with counties, municipalities and solid waste districts that maintain their own waste collection and disposal operations. Public sector operations may have financial advantages over us because of their access to user fees and similar charges, tax revenue and tax-exempt financing.
      We compete for collection, transfer and disposal volume based primarily on geographic location and the price and quality of our services. From time to time, our competitors may reduce the price of their services in an effort to expand their market shares or service areas or to win competitively bid municipal contracts. These practices may cause us to reduce the price of our services or, if we elect not to do so, to lose business.
      The solid waste collection and disposal industry has undergone significant consolidation, and we encounter competition in our efforts to acquire landfills, transfer stations and collection operations. Intense competition exists not only for collection, transfer and disposal volume but also for acquisition candidates. We generally compete for acquisition candidates with publicly-owned waste management companies, as well as numerous privately-held regional and local solid waste companies of varying sizes and resources. Competition in the disposal industry may also be affected by the increasing national emphasis on recycling and other waste reduction programs, which may reduce the volume of waste deposited in landfills. Accordingly, it may become uneconomical for us to make further acquisitions or we may be unable to locate or acquire suitable acquisition candidates at price levels and on terms and conditions that we consider appropriate, particularly in markets we do not already serve.
Non-Competition Agreements
      In connection with the sale by Waste Corporation of America in 2003 of operations located in west Texas, we may not compete with the buyer in 10 counties in west Texas through July 2006. In addition, the Reorganization Agreement we entered into with Waste Corporation of America in connection with our internal corporate reorganization in June 2004 contains a mutual non-competition agreement pursuant to which we and our subsidiaries agreed not to acquire or operate any waste operations within 50 miles of any of Waste Corporation of America’s or its subsidiaries’ operations in Florida, Colorado or New Mexico, and Waste Corporation of America and its subsidiaries agreed not to acquire or operate any waste operations within 50 miles of any of our or our subsidiaries’ operations in Alabama, Arkansas, Kansas, Missouri, South Carolina, Tennessee or Texas through June 2009.
      On October 3, 2005, we acquired Waste Corporation of Central Florida, Inc. from Waste Corporation of America. On February 10, 2006, we acquired Transit Waste LLC from Waste Corporation of America. As a part of those transactions, we amended the Reorganization Agreement by deleting the restrictions on us. However, Waste Corporation of America is still bound by the terms of the non-competition agreement described above.
Sales and Marketing
      We focus our marketing efforts on continuing and expanding business with existing customers, as well as attracting new customers. Our sales and marketing strategy is to provide prompt, high quality, comprehensive solid waste collection, transfer and disposal services to our customers at competitive prices. We target potential customers of all sizes, from small quantity generators to large companies and municipalities. Because the waste collection and disposal business is a very localized business, most of our marketing activity is local in nature. However, we do have a vice president of sales who is responsible for overseeing our sales and marketing efforts, including assisting in hiring and setting compensation programs.
Government Contracts
      We are parties to contracts with municipalities and other associations and agencies. Many of these contracts are or will be subject to competitive bidding. We may not be the successful bidder, or we may have to substantially lower prices in order to be the successful bidder. In addition, some of our customers may terminate their contracts with us before the end of the contract term.
      Municipalities may annex unincorporated areas within counties where we provide collection services, and as a result, our customers in annexed areas may be required to obtain service from competitors who have been franchised or contracted by the annexing municipalities to provide those services. Some of the local jurisdictions in which we currently operate grant exclusive franchises to collection and disposal companies, others may do so in the future, and we may enter markets where franchises are granted by certain municipalities.
Regulation
      Our business is subject to extensive and evolving federal, state and local environmental, health, safety and transportation laws and regulations. These laws and regulations are administered by the U.S. Environmental Protection Agency, or EPA, and various other federal, state and local environmental, zoning, air, water, transportation, land use, health and safety agencies. Many of these agencies regularly inspect our operations to monitor compliance with these laws and regulations. Governmental agencies have the authority to enforce compliance with these laws and regulations and to obtain injunctions or impose civil or criminal penalties in cases of violations. We believe that regulation of the waste industry will continue to evolve, and we will adapt to future legal and regulatory requirements to ensure compliance.
      Our operation of landfills subjects us to certain operational, monitoring, site maintenance, closure, post-closure and other obligations which could give rise to increased costs for compliance and corrective measures. In connection with our acquisition of landfills and continued operation or expansion of our landfills, we must often spend considerable time to increase the capacity of these landfills. We may be unable to obtain or maintain necessary governmental approvals. Once obtained, operating permits are subject to modification and revocation by the issuing agency. Compliance with these and any future regulatory requirements could require us to make significant capital and operating expenditures. However, most of these expenditures are made in the normal course of business and do not place us at any competitive disadvantage.
      Our operations are subject to extensive regulation, principally under the federal statutes described below.
      The Resource Conservation and Recovery Act of 1976, as amended, or RCRA. RCRA regulates the handling, transportation and disposal of hazardous and non-hazardous wastes and delegates authority to states to develop programs to ensure the safe disposal of solid wastes. On October 9, 1991, the EPA promulgated Solid Waste Disposal Facility Criteria for non-hazardous solid waste landfills under Subtitle D of RCRA. Subtitle D includes location standards, facility design and operating criteria, closure and post-closure requirements, financial assurance standards and groundwater monitoring, as well as corrective action standards, many of which had not commonly been in place or enforced at landfills. Subtitle D applies to all solid waste landfill cells that received waste after October 9, 1991, and, with limited exceptions, required all landfills to meet these requirements by October 9, 1993. All states in which we operate have EPA-approved programs which implemented at least the minimum requirements of Subtitle D.
      The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or CERCLA. CERCLA, which is also known as Superfund, addresses problems created by the release or threatened release of hazardous substances (as defined in CERCLA) into the environment. CERCLA’s primary mechanism for achieving remediation of such problems is to impose strict, joint and several liability for cleanup of disposal sites on current owners and operators of the site, former site owners and operators at the time of disposal and parties who arranged for disposal at the facility (i.e., generators of the waste and transporters who select the disposal site). The costs of a CERCLA cleanup can be substantial. Liability under CERCLA is not dependent on the existence or intentional disposal of “hazardous wastes” (as defined under RCRA), but can also be based upon the release or threatened release, even as a result of lawful, unintentional and non-negligent action, of any one of the more than 700 “hazardous substances” listed by the EPA, even in minute amounts.
      The Federal Water Pollution Control Act of 1972, as amended, or the Clean Water Act. This act establishes rules regulating the discharge of pollutants into streams and other waters of the United States (as defined in the Clean Water Act) from a variety of sources, including solid waste disposal sites. If runoff from our landfills or transfer stations may be discharged into surface waters, the Clean Water Act requires us to apply for and obtain discharge permits, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in those discharges. In 1990, the EPA issued additional rules under the Clean Water Act, which establish standards for management of storm water runoff from landfills and which require landfills that receive, or in the past received, industrial waste to obtain storm water discharge permits. In addition, if a landfill or transfer station discharges wastewater through a sewage system to a publicly-owned treatment works, the facility must comply with discharge limits imposed by the treatment works. Also, if development of a landfill may alter or affect “wetlands,” the owner may have to obtain a permit and undertake certain mitigation measures before development may begin. This requirement is likely to affect the construction or expansion of many solid waste disposal sites.
      The Clean Air Act of 1970, as amended, or the Clean Air Act. The Clean Air Act provides for increased federal, state and local regulation of the emission of air pollutants. The EPA has applied the Clean Air Act to solid waste landfills and vehicles with heavy duty engines, such as waste collection vehicles. Additionally, in March 1996, the EPA adopted New Source Performance Standards and Emission Guidelines (the “Emission Guidelines”) for municipal solid waste landfills to control emissions of landfill gases. These regulations impose limits on air emissions from solid waste landfills. The Emission Guidelines impose two sets of emissions standards, one of which is applicable to all solid waste landfills for which construction, reconstruction or modification was commenced before May 30, 1991. The other applies to all municipal solid waste landfills for which construction, reconstruction or modification was commenced on or after May 30, 1991. The Emission Guidelines are being implemented by the states after the EPA approves the individual state’s program. These guidelines, combined with the new permitting programs established under the Clean Air Act, subject solid waste landfills to significant permitting requirements and, in some instances, require installation of gas recovery systems to reduce emissions to allowable limits. The EPA also regulates the emission of hazardous air pollutants from municipal landfills and has promulgated regulations that require measures to monitor and reduce such emissions.
      The Occupational Safety and Health Act of 1970, as amended, or OSHA. OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration and various record keeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards, safety in excavation and demolition work and the handling of asbestos, may apply to our operations.
      Flow Control/ Interstate Waste Restrictions. Certain permits and approvals, as well as certain state and local regulations, may limit a landfill or transfer station to accepting waste that originates from specified geographic areas, restrict the importation of out-of-state waste or wastes originating outside the local jurisdiction or otherwise discriminate against non-local waste. These restrictions, generally known as flow control restrictions, are controversial, and some courts have held that some flow control schemes violate constitutional limits on state or local regulation of interstate commerce. From time to time, federal legislation is proposed that would allow some local flow control restrictions. Although no such federal legislation has been enacted to date, if such federal legislation should be enacted in the future, states in which we own landfills could limit or prohibit the importation of out-of-state waste or direct that wastes be handled at specified facilities. Such state actions could adversely affect our landfills. These restrictions could also result in higher disposal costs for our collection operations. If we were unable to pass such higher costs through to our customers, our business, financial condition and operating results could be adversely affected.

      Certain state and local jurisdictions may also seek to enforce flow control restrictions through local legislation or contractually. In certain cases, we may elect not to challenge such restrictions. These restrictions could reduce the volume of waste going to landfills in certain areas, which may adversely affect our ability to operate our landfills at their full capacity and/or reduce the prices that we can charge for landfill disposal services. These restrictions may also result in higher disposal costs for our collection operations. If we were unable to pass such higher costs through to our customers, our business, financial condition and operating results could be adversely affected.
      State and Local Regulation. Each state in which we now operate or may operate in the future has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid waste, occupational safety and health, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and transfer stations. State and local permits and approval for these operations may be required and may be subject to periodic renewal, modification or revocation by the issuing agencies. In addition, many states have adopted statutes comparable to, and in some cases more stringent than, CERCLA. These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages associated with such sites, and some provide for the imposition of liens on property owned by responsible parties. Furthermore, many municipalities also have ordinances, local laws and regulations affecting our operations. These include zoning and health measures that limit solid waste management activities to specified sites or activities, flow control provisions that direct or restrict the delivery of solid wastes to specific facilities, laws that grant the right to establish franchises for collection services and then put such franchises out for bid and bans or other restrictions on the movement of solid wastes into a municipality.
      Permits or other land use approvals with respect to a landfill, as well as state or local laws and regulations, may specify the quantity of waste that may be accepted at the landfill during a given time period and/or specify the types of waste that may be accepted at the landfill. Once an operating permit for a landfill is obtained, it must generally be renewed periodically.
      There has been an increasing trend at the state and local level to mandate and encourage waste reduction and recycling and to prohibit or restrict the disposal in landfills of certain types of solid wastes, such as yard wastes, beverage containers, unshredded tires, lead-acid batteries, paper, cardboard and household appliances. The enactment of regulations reducing the volume and types of wastes available for transport to and disposal in landfills could prevent us from operating our facilities at their full capacity.
      Many states and local jurisdictions have enacted “bad boy” laws that allow the agencies that have jurisdiction over waste services contracts or permits to deny or revoke these contracts or permits based on the applicant’s or permit holder’s compliance history. Some states and local jurisdictions go further and consider the compliance history of the parent, subsidiaries or affiliated companies, in addition to that of the applicant or permit holder. These laws authorize the agencies to make determinations of an applicant’s or permit holder’s fitness to be awarded a contract to operate and to deny or revoke a contract or permit because of unfitness unless there is a showing that the applicant or permit holder has been rehabilitated through the adoption of various operating policies and procedures put in place to assure future compliance with applicable laws and regulations.
      Some state and local authorities enforce certain federal laws in addition to state and local laws and regulations. For example, in some states, RCRA, OSHA, parts of the Clean Air Act and parts of the Clean Water Act are enforced by local or state authorities instead of the EPA, and in some states those laws are enforced jointly by state or local and federal authorities.
      Public Utility Regulation. In many states, public authorities regulate the rates that landfill operators may charge. The adoption of rate regulation or the reduction of current rates in states in which we own landfills could adversely affect our business, financial condition and operating results.

Seasonality
      Based on our industry and our historic trends, we expect our operations to vary seasonally. Typically, revenue will be highest in the second and third calendar quarters and lowest in the first and fourth calendar quarters. The fluctuation is primarily due to lower volumes of solid waste generated during the winter months because of decreased construction and demolition activities. We also expect that our operating expenses may be higher during the winter months due to periodic adverse weather conditions that can slow the collection of waste, resulting in higher labor and operational costs.
Employees
      As of March 31, 2006, we had approximately 800 full-time employees. A group of 17 employees at one of our locations is represented by a union and we negotiated a collective bargaining agreement with them which expired on March 3, 2006. We have agreed to extend the terms of the existing contract while we finalize a new contract. We have not experienced a significant work stoppage, and we believe our relations with our employees are good.
Properties
      Our principal executive offices are located at One Riverway, Suite 1400, Houston, Texas 77056, where we currently lease 12,259 square feet of office space. Currently, we also own or lease field-based administrative offices in Alabama, Arkansas, Colorado, Florida, Kansas, Missouri, New Mexico, North Carolina, South Carolina, Tennessee and Texas.
      Our principal property and equipment consist of land (primarily landfills, transfer stations and bases for collection operations), buildings, and vehicles and equipment, including waste collection and transportation vehicles, related support vehicles, carts, containers and heavy equipment used in landfill operations, all of which are encumbered by liens in favor of our lenders. As of March 31, 2006, we owned and/or operated 24 collection operations, 21 transfer stations/ MRFs, eight MSW landfills and 12 C&D landfills. Of these facilities, two transfer stations, one MSW landfill and one C&D landfill are fully permitted but not yet opened, and two transfer stations are idle. We also operated but did not own two of the transfer stations as of March 31, 2006. For a description of our landfills, please read “Business — Our Operations — Landfills.”

RISK FACTORS
      The following are some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in our forward-looking statements. We may encounter risks in addition to those described below. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also impair or adversely affect our business, results of operation, financial condition and prospects.
Risks Relating to Our Acquisition Program

We may be unable to identify, complete or integrate future acquisitions, which may harm our prospects.
      We may be unable to identify appropriate acquisition candidates. If we do identify an appropriate acquisition candidate, we may not be able to negotiate acceptable terms or finance the acquisition or, if the acquisition occurs, effectively integrate the acquired business into our existing business. Negotiations of potential acquisitions and the integration of acquired business operations require a disproportionate amount of management’s attention and our resources. Even if we complete additional acquisitions, continued financing may not be available or available on reasonable terms, any new businesses may not generate revenue comparable to our existing businesses, the anticipated cost efficiencies or synergies may not be realized and these businesses may not be integrated successfully or operated profitably or accretive to our earnings.

We compete for acquisition candidates with other purchasers, some of which have greater financial resources and may be able to offer more favorable terms, thus limiting our ability to grow through acquisitions.
      Other companies in the solid waste services industry also have a strategy of acquiring and consolidating regional and local businesses. We expect that as the consolidation trend in our industry continues, the competition for acquisitions will increase. Competition for acquisition candidates may make fewer acquisition opportunities available to us or make those opportunities more expensive.

Businesses that we acquire may have unknown liabilities and require unforeseen capital expenditures, which would adversely affect our financial results.
      We may acquire businesses with liabilities that we fail to discover, including liabilities arising from non-compliance with environmental laws by prior owners for which we may be responsible as the successor owner. Moreover, as we integrate a new business, we may discover that required expenses and capital expenditures are greater than anticipated, which would adversely affect our financial results.

Rapid growth may strain our management, operational, financial and other resources, which would adversely affect our financial results.
      Executing our acquisition strategy will require significant time from our senior management. We may also be required to expand our operational and financial systems and controls and our management information systems capabilities. We may also need to attract and train additional senior managers, technical professionals and other employees. Failure to do any of these could restrict our ability to maintain and improve our profitability while continuing to grow.

Our acquisition strategy has resulted and is expected to continue to result in significant goodwill and other intangible assets, which may need to be written down if performance is not as expected.
      As of March 31, 2006, we had approximately $77.4 million of goodwill and other intangible assets, representing approximately 25.5% of our total assets. If we complete acquisitions at prices greater than the fair value of the assets acquired, we would generate additional goodwill. We are required to test our goodwill at least annually for impairment, which would require us to incur a charge if we determine there is a reduction in value. Any such charge would reduce our assets and earnings.

Risks Relating To Our Business

Changes in interest rates may affect our profitability.
      Our acquisition strategy could require us to incur substantial additional indebtedness in the future, which will increase our interest expense. Further, to the extent that these borrowings are subject to variable rates of interest, increases in interest rates will increase our interest expense, which will affect our profitability. In order to better manage changes in interest rates, in November 2005, we entered into a swap arrangement with our primary lender as intermediary to exchange $150 million of our floating rate debt for fixed-rate debt. After giving effect to the interest rate swap in place, as of December 31, 2005, we had $12.0 million of floating rate based long-term debt. If interest rates were to change by 100 basis points, or 1%, this would result in a corresponding change of $0.1 million in annual interest expense. As of March 31, 2006, the fair value of the swap was $1.9 million, which is recorded as an asset.

We are subject to environmental and safety laws, which restrict our operations and increase our costs.
      We are subject to extensive federal, state and local laws and regulations relating to environmental protection and occupational safety and health. These include, among other things, laws and regulations governing the use, treatment, storage and disposal of wastes and materials, air quality, water quality and the remediation of contamination associated with the release of hazardous substances. Our compliance with existing regulatory requirements is costly, and continued changes in these regulations could increase our compliance costs. Government laws and regulations often require us to enhance or replace our equipment and to modify landfill operations and may, in the future, require us to initiate final closure of a landfill. We are required to obtain and maintain permits that are subject to strict regulatory requirements and are difficult and costly to obtain and maintain. We may be unable to implement price increases sufficient to offset the cost of complying with these laws and regulations. In addition, regulatory changes could accelerate or increase expenditures for closure and post-closure monitoring at solid waste facilities and obligate us to spend sums over the amounts that we have accrued.

We may become subject to environmental clean-up costs or litigation that could curtail our business operations and materially decrease our earnings.
      The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or CERCLA, and analogous state laws provide for the remediation of contaminated facilities and impose strict joint and several liability for remediation costs on current and former owners or operators of a facility at which there has been a release or a threatened release of a hazardous substance. This liability is also imposed on persons who arrange for the disposal of and who transport such substances to the facility. Hundreds of substances are defined as hazardous under CERCLA and their presence, even in small amounts, can result in substantial liability. The expense of conducting a cleanup can be significant. Notwithstanding our efforts to comply with applicable regulations and to avoid transporting and receiving hazardous substances, we may have liability because these substances may be present in waste collected by us or disposed of in our landfills, or in waste collected, transported or disposed of in the past by companies that we acquire even if we did not collect or dispose of the waste while we owned the collection operation or the landfill. The actual costs for these liabilities could be significantly greater than the amounts that we might be required to accrue on our financial statements from time to time.
      In addition to the costs of complying with environmental regulations, we may incur costs to defend against litigation brought by government agencies and private parties. As a result, we may be required to pay fines or our permits and licenses may be modified or revoked. We may in the future be a defendant in lawsuits brought by governmental agencies and private parties who assert claims alleging environmental damage, personal injury, property damage and/or violations of permits and licenses by us. A significant judgment against us, the loss of a significant permit or license or the imposition of a significant fine could curtail our business operations and may decrease our earnings.

Our accruals for landfill closure and post-closure costs may be inadequate, and our earnings would be lower if we are required to pay or accrue additional amounts.
      We are required to pay closure and post-closure costs of disposal facilities that we own or operate. We accrue for future closure and post-closure costs of our owned landfills, generally for a term of up to 30 years, based on engineering estimates of future requirements associated with the final landfill design and closure and post-closure process. Our obligations to pay closure and post-closure costs, including for monitoring, may exceed the amount we accrued, which would adversely affect our earnings. Expenditures for these costs may increase as a result of any federal, state or local government regulatory action, including changes in closing or monitoring activities, types and quantities of materials used or the period of required post-closure monitoring. These factors could substantially increase our operating costs and therefore impair our ability to invest in our existing facilities or new facilities. The amount of our accruals is based upon estimates by management and engineers and accountants. We review at least annually our estimates for closure and post-closure costs, and any change in our estimates could require us to accrue additional amounts.

We may be unable to obtain financial assurances necessary for our operations, which could result in the closure of landfills or the termination of collection contracts.
      We are required to provide financial assurances to governmental agencies under applicable environmental regulations relating to landfill closure and post-closure obligations, our landfill operations, and other collection and disposal contracts. We satisfy these financial assurances requirements by providing performance bonds, letters of credit, insurance policies or trust deposits. During the past several years, the costs associated with bonding and insurance have risen dramatically, the financial capacity and other requirements imposed by bonding and insurance companies have become more difficult to comply with than in prior years, and the number of these bonding and insurance companies has decreased. We have been required, and may in the future be required, to obtain personal guarantees from certain of our senior executive officers, directors and an affiliate of our largest stockholder in order to obtain these types of instruments. We have compensated and indemnified, and may in the future compensate and indemnify, our senior executive officers, directors and the affiliate of our largest stockholder for these guarantees. We may be unable to provide the level of financial assurance that we are required to provide in the future or it may become too costly to do so, which in either case could result in the closure of landfills or the termination of collection contracts.

Our business is capital intensive, requiring ongoing cash outlays that may strain or consume our available capital and force us to sell assets, incur debt, or sell equity on unfavorable terms.
      Our ability to remain competitive, grow and maintain operations largely depends on our cash flow from operations and access to capital. Maintaining our existing operations and expanding them through internal growth or acquisitions requires large capital expenditures. As we undertake more acquisitions and further expand our operations, the amount we expend on capital, closure and post-closure and remediation expenditures will increase. These increases in expenditures may result in lower levels of working capital or require us to finance working capital deficits. We intend to continue to fund our cash needs through cash flow from operations and borrowings under our credit facility, if necessary. However, we may require additional equity or debt financing to fund our growth.
      We do not have complete control over our future performance because it is subject to general economic, political, financial, competitive, legislative, regulatory and other factors. It is possible that our business may not generate sufficient cash flow from operations, and we may not otherwise have the capital resources, to allow us to make necessary capital expenditures. If this occurs, we may have to sell assets, restructure our debt or obtain additional equity capital, which could be dilutive to our stockholders. We may not be able to take any of the foregoing actions, and we may not be able to do so on terms favorable to us or our stockholders.

Increases in the costs of disposal may reduce our operating margins.
      We dispose of approximately one-fourth of the waste that we collect in landfills operated by others, but that rate may increase in the future. We may incur increases in disposal fees paid to third parties or in the costs of operating our own landfills. Failure to pass these costs on to our customers may reduce our operating margins.

Increases in the costs of labor may reduce our operating margins.
      We compete with other businesses in our markets for qualified employees. The labor market is currently tight in many of the areas in which we operate. A shortage of qualified employees would require us to enhance our wage and benefits packages to compete more effectively for employees or to hire more expensive temporary employees. Labor is our second largest operating cost, and even relatively small increases in labor costs per employee could materially affect our cost structure. Failure to attract and retain qualified employees, to control our labor costs, or to recover any increased labor costs through increased prices we charge for our services or otherwise offset such increases with cost savings in other areas may reduce our operating margins.

Increases in the costs of fuel may reduce our operating margins.
      The price and supply of fuel needed to run our collection and transfer trucks and our landfill equipment is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns. During 2005 and 2004, we experienced increases in the cost of diesel fuel as a percentage of revenue of 6.5% and 4.9%, respectively. Any significant price escalations or reductions in the supply could increase our operating expenses or interrupt or curtail our operations. Failure to offset all or a portion of any increased fuel costs through increased fees or charges would reduce our operating margins.

Increases in costs of insurance would reduce our operating margins.
      One of our largest operating costs is for insurance coverage, including general liability, automobile physical damage and liability, property, employment practices, pollution, directors and officers, fiduciary, workers’ compensation and employer’s liability coverage, as well as umbrella liability policies to provide excess coverage over the underlying limits contained in our primary general liability, automobile liability and employer’s liability policies. Changes in our operating experience, such as an increase in accidents or lawsuits or a catastrophic loss, could cause our insurance costs to increase significantly or could cause us to be unable to obtain certain insurance. Increases in insurance costs would reduce our operating margins. Changes in our industry and perceived risks in our business could have a similar effect.

We may not be able to maintain sufficient insurance coverage to cover the risks associated with our operations, which could result in uninsured losses that would adversely affect our financial condition.
      Integrated non-hazardous waste companies are exposed to a variety of risks that are typically covered by insurance arrangements. However, we may not be able to maintain sufficient insurance coverage to cover the risks associated with our operations for a variety of reasons. Increases in insurance costs and changes in the insurance markets may, given our resources, limit the coverage that we are able to maintain or prevent us from insuring against certain risks. Large or unexpected losses may exceed our policy limits, adversely affecting our results of operations, and may result in the termination or limitation of coverage, exposing us to uninsured losses, thereby adversely affecting our financial condition.

Our failure to remain competitive with our numerous competitors, some of which have greater resources, could adversely affect our ability to retain existing customers and obtain future business.
      Our industry is highly competitive. We compete with large companies and municipalities, many of which have greater financial and operational resources. The non-hazardous solid waste collection and disposal industry is led by three large national, publicly-traded waste management companies that account for approximately 57% of the estimated $46.5 billion of annual industry revenue. The industry also includes numerous regional and local companies. Additionally, many counties and municipalities operate their own waste collection and disposal facilities and have competitive advantages not available to private enterprises. We also encounter competition from alternatives to landfill disposal, such as recycling and incineration, that benefit from state requirements to reduce landfill disposal. If we are unable to successfully compete against our competitors, our ability to retain existing customers and obtain future business could be adversely affected.

We may lose contracts through competitive bidding, early termination or governmental action, or we may have to substantially lower prices in order to retain certain contracts, any of which would cause our revenue to decline.
      We are parties to contracts with municipalities and other associations and agencies. Many of these contracts are or will be subject to competitive bidding. We may not be the successful bidder, or we may have to substantially lower prices in order to be the successful bidder. In addition, some of our customers may terminate their contracts with us before the end of the contract term. If we were not able to replace revenue from contracts lost through competitive bidding or early termination or from lowering prices or from the renegotiation of existing contracts with other revenue within a reasonable time period, our revenue could decline.
      Municipalities may annex unincorporated areas within counties where we provide collection services, and as a result, our customers in annexed areas may be required to obtain service from competitors who have been franchised or contracted by the annexing municipalities to provide those services. Some of the local jurisdictions in which we currently operate grant exclusive franchises to collection and disposal companies, others may do so in the future, and we may enter markets where franchises are granted by certain municipalities. Unless we are awarded a franchise by these municipalities, we will lose customers which will cause our revenue to decline.

Comprehensive waste planning programs and initiatives required by state and local governments may reduce demand for our services, which could adversely affect our waste volumes and the price of our landfill disposal services.
      Many of the states in which we operate landfills require counties and municipalities to formulate comprehensive plans to reduce the volume of solid waste disposed of in landfills through waste planning, recycling, composting or other programs. Some state and local governments mandate waste reduction at the source and prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. These actions may reduce the volume of waste going to landfills in certain areas, and therefore our landfills may not continue to operate at currently estimated volumes or they may be unable to charge current prices for landfill disposal services.

Efforts by labor unions to organize our employees could divert management attention and increase our operating expenses.
      Labor unions have in the past attempted to organize our employees at certain of our locations, and these efforts will likely continue in the future. At its 2003 national meeting, the International Brotherhood of Teamsters announced that our industry is one in which it will begin focusing its efforts. In March 2001, a group of employees chose to be represented by a union, and we negotiated a collective bargaining agreement with them which expired on March 3, 2006. We have agreed to extend the terms of the existing contract while we finalize a new contract. As of March 31, 2006, there were 17 employees in that group. Additional groups of employees may seek union representation in the future, and the negotiation of collective bargaining agreements could divert management attention and result in increased operating expenses and lower net income. If we are unable to negotiate acceptable collective bargaining agreements, we might have to wait through “cooling off” periods, which are often followed by union-initiated work stoppages, including strikes. Depending on the type and duration of these work stoppages, our operating expenses could increase significantly.

A general downturn in U.S. economic conditions may reduce our business prospects and decrease our revenue and cash flows.
      Our business is affected by general economic conditions. Any extended weakness in the U.S. economy could reduce our business prospects and could cause decreases in our revenue and operating cash flows. In addition, in a down-cycle economic environment, we would likely experience the negative effects of increased competitive pricing pressure and customer turnover.

Current and proposed laws may restrict our ability to operate across local borders which could affect our manner, cost and feasibility of doing business.
      For the year ended December 31, 2005, approximately $2.1 million, or 1.8%, of our revenue was earned from the disposal of waste that is generated in a state other than the state where it is disposed. These operations could increase in the future. Some states have imposed restrictions on collection routes and disposal locations. Our collection, transfer and landfill operations may also be affected in the future by proposed “flow control” legislation that would allow state and local governments to direct waste generated within their jurisdictions to a specific facility for disposal or processing. Moreover, in the future, our operations may be affected by proposed federal legislation authorizing states to regulate, limit or perhaps even prohibit interstate shipments of waste. If this or similar legislation is enacted, state or local governments with jurisdiction over our landfills could act to limit or prohibit disposal or processing of out-of-state waste in our landfills, whether collected by us or by third parties which could affect our manner, cost and feasibility of doing business.

We may not be successful in expanding the permitted capacity of our current or future landfills, which could restrict our growth, increase our disposal costs, and reduce our operating margins.
      Our ability to meet our growth objectives depends in part on our ability to expand landfill capacity, whether by acquisition or expansion. Exhausting permitted capacity at a landfill would restrict our growth, and reduce our financial performance in the market served by the landfill since we would be forced to dispose of collected waste at more distant landfills or at landfills operated by our competitors, thereby increasing our waste disposal expenses. Although we have received final permits on expansions at our existing landfills, there may be challenges, comments, or delays that could have an adverse effect on our operations in these markets. Obtaining required permits and approvals to expand landfills has become increasingly difficult and expensive, requiring numerous hearings and compliance with various zoning, environmental and regulatory laws and drawing resistance from citizens, environmental or other groups. Even if permits are granted, they may contain burdensome terms and conditions or the timing required may be extensive and could affect the remaining capacity at the landfill. We may choose to delay or forego “tuck-in” acquisitions in markets where the remaining lives of our landfills are relatively short because increased volumes would further shorten the lives of these landfills.
Risks Relating to Our Operations and Corporate Organization

Poor decisions by our regional and local managers could result in the loss of customers or an increase in costs, or adversely affect our ability to obtain future business.
      We manage our operations on a decentralized basis. Therefore, regional and local managers have the authority to make many decisions concerning their operations without obtaining prior approval from executive officers. Poor decisions by regional or local managers could result in the loss of customers or an increase in costs, or adversely affect our ability to obtain future business.

We are vulnerable to factors affecting our local markets, which could adversely affect our stock price relative to our competitors.
      The non-hazardous waste business is local in nature. Accordingly, our business in one or more regions or local markets may be adversely affected by events and economic conditions relating to those regions or markets even if the other regions of the country are not affected. As a result, our financial performance may not compare favorably to our competitors with operations in other regions, and our stock price could be adversely affected.

Seasonal fluctuations will cause our business and results of operations to vary among quarters, which could adversely affect our stock price.
      Based on historic trends experienced by the businesses we have acquired, we expect our operating results to vary seasonally, with revenue typically lowest in the first quarter, higher in the second and third quarters, and again lower in the fourth quarter. This seasonality generally reflects the lower volume of solid waste generated because of decreased construction and demolition activities during the winter months. Adverse weather conditions negatively affect waste collection productivity, resulting in higher labor and operational costs. The general increase in precipitation during the winter months increases the weight of collected waste, resulting in higher disposal costs, as costs are often calculated on a per ton basis. Because of these factors, we expect operating income to be generally lower in the winter months. As a result our operating results may be negatively affected by these variations. Additionally, severe weather during any time of the year can negatively affect the costs of collection and disposal and may cause temporary suspensions of our collection and disposal services. Long periods of inclement weather may interfere with collection and landfill operations, delay the construction of landfill capacity and reduce the volume of waste generated by our customers. Any of these conditions can adversely affect our business and results of operations, which could negatively affect our stock price.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.
      As part of our program of compliance with Section 404 of the Sarbanes-Oxley Act, we may identify deficiencies in our internal controls over financial reporting. Failure to maintain an effective internal control environment could have a material adverse effect on our business and our stock price.

Our success depends on key members of our senior management, the loss of any of whom could disrupt our customer and business relationships and our operations.
      We believe that our continued success depends in large part on the sustained contributions of our chairman of the board and chief executive officer, Mr. Tom J. Fatjo, Jr., our president and chief operating officer, Mr. Jerome M. Kruszka, and other members of our senior management. We rely on them to identify and pursue new business opportunities and acquisitions and to execute operational strategies. The loss of services of Messrs. Fatjo, Jr. or Kruszka or any other senior management member could significantly impair our ability to identify and secure new contracts and otherwise disrupt our operations. We do not maintain key person life insurance on any of our senior executives. We have entered into employment agreements with our executive officers that contain non-compete and confidentiality covenants. Despite these agreements, we may not be able to retain these officers and may not be able to enforce the non-compete and confidentiality covenants in their employment agreements.

Members of our senior management will devote a portion of their time to Waste Corporation of America LLC’s operations, which will divert their attention from our business and operations.
      As indicated above, our continued success largely depends on the continued contributions of our senior management. However, Messrs. Fatjo, Jr. and Kruszka and other members of our senior management also serve as executive officers of our former parent, Waste Corporation of America LLC, and, therefore, devote a portion of their time to matters other than our business and operations.

Conflicts of interest to our stockholders’ detriment may arise between us and Waste Corporation of America and its controlling equity holder, who owns a significant portion of our equity and has one director on our board.
      As of March 1, 2006, Esping Family and other related entities beneficially owned approximately 12.7% of our common stock. Additionally, these entities continue to own approximately 60.2% of the equity interests of Waste Corporation of America LLC, our former parent and a privately-held solid waste company with which we have administrative services, non-competition and other arrangements. Mr. William P. Esping, who is a former director, and members of his family are the primary beneficial owners of these various entities. Mr. Ballard O. Castleman, who is a member of our board of directors, has an ownership position in and is employed by such entities. Mr. Castleman constitutes one of the five current members of our board of directors. Because of the substantial ownership interest of Esping Family and related entities in Waste Corporation of America LLC, these entities may, in the event a conflict of interest arises between us and Waste Corporation of America LLC and these entities, favor their interests in Waste Corporation of America LLC over their interests in us to the detriment of us and our other stockholders.

Our executive officers, directors and their related entities own a significant interest in our voting stock and may be able to exert significant influence over our management and affairs, which may discourage a potential change of control transaction.
      As of March 1, 2006, our executive officers, directors and their related entities (including Esping Family) owned or controlled approximately 24.1% of the outstanding shares of our common stock. Accordingly, these parties, acting together, could possess a controlling vote on matters submitted to a vote of the holders of our common stock. As long as these individuals beneficially own a significant interest, they will have the ability to significantly influence the election of members of our board of directors and to influence our management and affairs. As of March 1, 2006, Esping Family and other related entities, collectively beneficially owned approximately 12.7% of our common stock, as well as approximately 60.2% of the equity of Waste Corporation of America LLC with which we have administrative services, non-competition and other arrangements. This concentration of ownership, the potential ability to significantly influence our management and affairs, and the potential conflicts of interests relating to Waste Corporation of America LLC may have the effect of preventing or discouraging transactions involving a potential change of control or otherwise adversely affect us.

Provisions in our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law could prohibit a change of control that our stockholders may favor and which could negatively affect our stock price.
      Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock. Our amended and restated certificate of incorporation and our amended and restated bylaws:

•	authorize the issuance of blank check preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•	prohibit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of stock to elect some directors;

•	require super-majority voting to effect amendments to provisions of our amended and restated bylaws concerning the number of directors;

•	limit who may call special meetings;

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders;

•	establish advance notice requirements for nominating candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholders meeting; and

•	require that vacancies on the board of directors, including newly-created directorships, be filled only by a majority vote of directors then in office.
      In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder.

We may issue preferred stock that has a liquidation or other preference over our common stock without the approval of the holders of our common stock, which may affect those holders rights or the market price of our common stock.
      Our board of directors is authorized to issue series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCA WASTE CORPORATION
Date: June 19, 2006	By:	/s/ J. Edward Menger
		Name:	J. Edward Menger
		Title:	Vice President and General Counsel